SALARY DEFERRAL AGREEMENT


         This SALARY DEFERRAL AGREEMENT is made as of the 13th day of December, 1989, between Blue Cross and Blue Shield of Virginia (the "Company") and Norwood
H. Davis, Jr. ("Executive").

                                    RECITALS

         Executive has been an employee of the Company for many years and has accumulated valuable experience and knowledge about the management and affairs of the Company. The Company wishes to induce Executive to continue his associate with the Company by providing him with this Salary Deferral Agreement.
         NOW, THEREFORE, in consideration of the premises, the parties agree as follows:
         1. Deferral Elections. In December of each year during the term of this Agreement, Executive may elect to defer a portion of the salary that he will earn from the Company for the following year by filing with the Secretary of the Company a Notice of Salary Deferral insubstantially the form attached hereto as Exhibit A. The amount deferred for any year shall be deferred at the rate of 1/12th each moth during the year of deferral. The maximum amount deferred for any year shall not exceed 50% of the Executive's salary for such year.
         2. Investment of Deferred Amounts. All amounts deferred by Executive hereunder shall be credited by the Company to a bookkeeping account designated as Executive's Deferred Salary Account (the "Account"). All amounts credited to the Account shall be invested by the Company in investments selected by James W. Copley, Jr., Vice President, Consolidated

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Investment Corporation, or by such other investment manager as the Company may designate from time to time (the "Investment Manager"). Any earnings (or losses) on such investment shall be credited (or debited) to the Account.
         The Company, acting through the Investment Manager, shall have sole discretion to selection investment under this Agreement. Annually, the Investment Manger will report the investment made in the Account to the Chairman of the Executive Committee and will confer with him about the investment policy for the Account. The Company and the Investment Manager intend to invest the Account aggressively. Executive shall have no right to have any particular investment made in the Account and shall bear all risk of gain or loss with respect to the investments made in the Account. Neither the Company nor the Investment Manager shall have any liability to Executive for losses sustained in the Account.
         3. Expenses and Taxes. All fees, commissions, and expenses incurred by the Company as the result of transactions made in the Account shall be paid from assets held in the Account to the extent such assets are available, but if such assets are insufficient to pay such sums, such sums shall be paid by the Company from its other funds. Income taxes incurred by the Company as the result of transactions made int he Account shall be paid by the Company and shall not be charged to the Account.
         4. Distribution of Account. The Distribution Date for the Account shall be the later of (i) the date on which Executive obtains the age of 55 or (ii) the date on which Executive's employment with the Company terminates. The Company will, at its option, either (i) transfer all assets in the Account to the Executive on the Distribution Date, or (ii) transfer the assets in the Account to Executive in five (5) approximately equal annual installments, the first such installment

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being transferred to Executive on the Distribution Date and the remaining installments being transferred to Executive on each of the first four anniversaries of the Distribution Date. Notwithstanding that the Company may have initially elected the distribution option referred to in clause (ii) of the preceding sentence, the Company may, at its option, on any anniversary of the Distribution Date elect to transfer all of the remaining assets in the Account to Executive.
         In lieu of distributing the assets in the Account in kind, the Company may, at its option, sell all or any part of the assets in the Account and distribute the sales proceeds, net of applicable selling expenses, to Executive. If any asset distributed to Executive in kind does not have a readily ascertainable fair market value, the Company may at its expense have such asset appraised by an independent appraiser, and the Company and Executive agree to be bound by such appraisal for all purposes under this Agreement (including federal and state income tax filings).
         5. Designation of Beneficiary. Executive shall have the right to designate one or more beneficiaries to receive distributions under Paragraph 4 if Executive dies before all of the distributions under Paragraph 4 have been made. Any such designation shall be made by written instrument signed by Executive and delivered to the Secretary of the Company. If Executive dies before any or all of the distributions under Paragraph 4 have been made, then as soon as practical following Executive's death, all assets remaining in the Account shall be distributed to his designated beneficiary, or, if no beneficiary has been designated, to his estate.
         6. Term of Agreement. If Executive remains in the employ of the Company, Executive shall have the right to make deferrals hereunder for each of the years 1990, 1991, 1992, 1993, 1994 and 1995 by filing with the Secretary of the Company a Notice of Salary Deferral in the December preceding each such year.

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         7.       Miscellaneous.
                  a. This Agreement shall not give Executive any right to continue as an employee of the Company.
                  b. Title to and beneficial ownership of all assets in the Account shall remain with the Company, and Executive shall have no property interest in any such assets.
                  c. Executive shall have no right to sell, assign, transfer, alienate, pledge, or encumber any right under this Agreement, and no right under this Agreement shall be subject to claims by Executive's creditors. This Agreement shall not create a trust or asset segregation for the benefit of Executive or create any form of fiduciary relationship between the Company and Executive. Executive's only right against the Company with respect to this Agreement is that of a general creditor.
                  d. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, representatives, and successors, including, without limitation, any person acquiring directly or indirectly all or substantially all of the assets of the Company, whether by merger, consolidation, sale, or otherwise, but neither this Agreement nor any right hereunder may be otherwise assigned or transferred by either party hereto.
                  e. This Agreement is an unfunded plan established for the purpose of providing deferred compensation for a single management employee and is intended to be exempt from the coverage, vesting, and funding requirements of the Employee Retirement Income Security Act of 1974, as amended.
                  f. This Agreement shall be governed by and construed and enforced in accordance with the laws of Virginia.

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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                                     BLUE CROSS AND BLUE SHIELD
                                                     OF VIRGINIA


                                                     By: /s/ David W. Branch

                                                     Title: Vice Chairman of
                                                     the Board


                                                     /s/ Norwood H. Davis, Jr.

                                                     Norwood H. Davis, Jr.


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                                                     EXHIBIT A




                                                December ___, 19__


Secretary
Blue Cross and Blue Shield of Virginia
2015 Staples Mill Road
Post Office Box 27401
Richmond, Virginia 23279

                                             Notice of Salary Deferral

Dear Sir:

         Pursuant to the Salary Deferral Agreement dated December ___, 1989, between the Company and me, this is to notify you that I elect to defer $_____________ of the salary that I would otherwise earn from the Company during the calendar year 199_ (the "Deferred Amount"). I understand that the Deferred Amount will be deducted from my salary for next year at the rate of 1/12th each month during the year.

                                                     Very truly yours,



                                                     Norwood H. Davis, Jr.